Exhibit 10.2

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and made effective as of the 31st day of December, 2024, by and between VOXX International Corporation (the “Company”) and Patrick M. Lavelle (“Executive”).

Recitals

WHEREAS, Executive is employed by the Company pursuant to an Employment Agreement effective as of March 1, 2019, as amended four times since then (the “Agreement”);

WHEREAS, the parties hereto reserved the right to amend the Agreement pursuant to the terms of Section 13 thereof;

WHEREAS, Executive and the Company desire to amend the Agreement as provided herein to ensure that the Agreement explicitly complies with Section 409A of the Internal Revenue Code of 1986, as amended, in all respects and undertakes such amendments pursuant to Prop. Treas. Reg. §1.409A-4, 73 Fed. Reg. 74,380 (Dec. 8, 2008), as partially reproposed at 81 Fed. Reg. 40,569, 40,584 (June 22, 2016), and in accordance with any applicable provisions of IRS Notice 2010-6; and

WHEREAS, Executive and the Company desire to amend the Agreement to provide for certain payments to Executive upon Executive’s termination of employment by reason of death or disability (as defined in the Agreement).

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and such other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Executive and the Company hereby agree as follows:

1.
The amendments in Sections 3 and 5 contained in the Fourth Amendment to the Agreement, effective as of November 11, 2024, relating to the addition of a new Section 3.12 and the amendment and restatement of Section 4.1F(1), are hereby rescinded in their entirety and shall have no further effect.

2.
Section 4.1F(1) is hereby amended and restated in its entirety as follows:

“(1) for two years (the “Separation Period”), an amount equal to Two Million Dollars ($2,000,000), which shall be paid in equal installments on a monthly basis during the Separation Period (the “Separation Payment”);”

3.
Section 4.2B(1) is hereby amended and restated in its entirety as follows:

616232347.4

“(1) an amount equal to One Million Dollars ($1,000,000), which shall be paid in equal installments on a monthly basis during the Separation Period;”

4.
Sections 4.3B(2) and 4.3B(3) are hereby amended and restated in their entirety as follows:

“(2) in the event of termination by reason of disability, (a) Two Million Dollars ($2,000,000), which shall be paid in equal installments on a monthly basis during the Separation Period; (b) continuation throughout the Separation Period of the Life Insurance Policy, and upon completion of such period, ownership of the Life Insurance Policy shall be transferred to the Executive at no cost to the Executive; and (c) continuation during the Separation Period or until the Executive begins to participate in a subsequent employer’s medical plan, of medical, disability and other health coverages at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the Date of Termination; it being understood that the period of coverage under COBRA shall commence on the first day following the Date of Termination;

(3) in the event of termination by reason of death, the Company shall (i) take the steps reasonably necessary to have all proceeds from the Life Insurance Policy promptly paid to the beneficiaries designated thereunder and (ii) pay to the Executive’s beneficiary(ies), as designated by the Executive in writing to the Company from time to time or if no beneficiary(ies) is designated by the Executive the Executive’s estate, a lump sum in cash equal to Two Million Dollars ($2,000,000) within sixty (60) days of the Executive’s death.”

5.
The last sentence of Section 4.7 is hereby amended and restated in its entirety as follows:

“To the extent payments of “nonqualified deferred compensation” (for purposes of Section 409A of the Code) to be made under this Section 4 are conditioned upon the Executive’s execution and non-revocation of a release such payments shall commence on the sixtieth (60th) day following the Date of Termination and the payment on that date shall be inclusive of all payments of “nonqualified deferred compensation” in arrears that would have otherwise been paid during such 60 day period, provided that such release is executed and becomes effective during such 60 day period.”

6.
This Amendment supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter of this Amendment. Except to the extent modified or amended by this Amendment, all terms and provisions of the Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

7.
This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any counterpart may be transmitted via electronic transmission.

8.
Executive hereby represents and confirms he has been advised to consult, and has had the opportunity to consult, with legal counsel and has read and understands the terms of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Amendment as of the date first set forth above.

Executive

/s/ Patrick M. Lavelle

Patrick M. Lavelle

VOXX INTERNATIONAL CORPORATION

/s/ Loriann Shelton

Name: Loriann Shelton

Title: SVP/CFO/COO

Signature Page to Fifth Amendment to Employment Agreement